News Release

Integra Bank Corporation Announces Director Resignation

EVANSVILLE, INDIANA – August 1, 2008 – Integra Bank Corporation (Nasdaq Global Market: IBNK) reported today that Director William E. Vieth resigned from the Board of Directors to devote more time to personal and family matters.

“During the past year, I have found it increasingly difficult to balance my time commitments between personal and family interests and my duties as a director,” stated Bill Vieth. “I have enjoyed my tenure with Integra and wish the entire organization continued success. Thank you for the opportunity to be a part of Integra.”

“We really appreciate Bill’s involvement and insight at Integra both as an executive and director. While we fully understand Bill’s desire to spend more time with his family and with his passion for photography, we also know we will probably see him even more at the soccer fields,” stated Mike Vea, Chairman, President and CEO.

Mr. Vieth joined Integra Bank in 2000, serving as chairman until 2001. He was appointed a director of Integra Bank Corporation in 2002.

About Integra

Headquartered in Evansville, Integra Bank Corporation is the parent of Integra Bank N.A. As of June 30, 2008, Integra has $3.4 billion in total assets and operates 80 banking centers and 136 ATMs at locations in Indiana, Kentucky, Illinois and Ohio. Moody’s Investors Service has assigned an investment grade rating of A3 for Integra Bank’s long-term deposits. Integra Bank Corporation’s Corporate Governance Quotient (CGQ) rating as of July 1, 2008, has IBNK outperforming 96.0% of the companies in the Russell 3000 Index and 96.5% of the companies in the banking group. This rating is updated monthly by Institutional Shareholder Services and measures public companies’ corporate governance performance to a set of corporate governance factors that reflects the current regulatory environment. Integra Bank Corporation’s common stock is listed on the Nasdaq Global Market under the symbol IBNK. Additional information may be found at Integra’s web site, www.integrabank.com.

Contacts:

Mike Vea, Chairman, President and CEO — 812-464-9604
Martin Zorn, COO and CFO — 812-461-5794
Gretchen Dunn, Shareholder Relations — 812-464-9677

Web site:

http://www.integrabank.com